Exhibit 10.1

Margaret M. Pego	Human Resources
Senior Vice President-Human Resources and Chief Human Resources Officer	80 Park Plaza, T4, Newark, NJ 07102 tel: 973-430-7243 fax: 973-643-6063
email: Margaret.Pego@pseg.com

July 12, 2011

Ms. Caroline Dorsa

RE:	CHANGE TO LIMITED PLAN BENEFIT

Dear Caroline:

This letter addresses the change to the Supplemental Executive Retirement Income Plan for Non-Represented Employees (“SERP”) as a result of the changes in the benefit formula to the Pension Plan for Public Service Enterprise Group Incorporated (the “Pension Plan”).

Your March 11, 2009 employment offer letter provides that your Limited Plan Benefit is a percentage of your final average earnings, less the aggregate value of certain other benefits. Although you are not a Pension Plan participant, the 5-year final average earnings calculation currently used in the Limited Plan Benefit formula under the SERP is the same as that used in the Pension Plan formula. Effective January 1, 2012, the formula under the Pension Plan for MAST employees is changing from a 5-year final average earnings calculation to a 7-year final average earnings calculation. For consistency with the current plan design of the Pension Plan and the SERP, the Company decided to also change the formula for Limited Plan Benefits to a 7-year final average earnings calculation.

As such, it is requested that you consent to the following as a modification to your Limited Plan Benefit:

Effective January 1, 2012, your Limited Plan Benefit will be equal to (a) amount calculated as of December 31, 2011 using 5-year final average earnings (or less if duration of employment is less than five years), plus (b) amount calculated after December 31, 2011 using 7-year final average earnings.

All other components of your Limited Plan Benefit will be calculated in accordance with the terms of the SERP, including but not limited to the application of the 30 points in the Limited Plan Benefit formula. The 30 points will be prorated based on the number of your actual years of credited service that you have as of December 31, 2011 and that you accrue during the period beginning on January 1, 2012 and ending on your termination date.

C. Dorsa	7/12/11

No other aspect of this modification impacts the terms of your March 11, 2009 employment offer letter, which remain unchanged. Based upon your request, restated below are certain benefit-related provisions of your March 11, 2009 employment offer letter and clarification of the determination of your Limited Plan Benefit under the 7-Year Final Average Pay formula.

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Upon completion of five years of service, an additional 15 years of credited service will be taken into account for purposes of determining your Limited Plan Benefit. The calculation for this benefit will be based upon the 7-Year Final Average Pay formula.

•	Your sign-on bonuses in the amount of $204,321.60 are treated as pensionable compensation for purposes of determining your Limited Plan Benefit.

•	For purpose of your Limited Plan Benefit, you are retirement eligible upon attainment of age 55 and completion of five years of service.

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If you retire or leave the Company within seven years after December 31, 2011, the portion of your Limited Plan Benefit determined under the 7-Year Final Average Pay formula will be calculated using your actual eligible pay and the number of years of credited service after December 31, 2011. For example, if you retire on December 31, 2015, four years (rather than seven years) will be used in determining your Limited Plan benefit under the 7-Year Final Average Pay formula.

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Your Limited Plan benefit will be reduced by the sum of (a) your actual benefit under the Public Service Enterprise Group Incorporated Cash Balance Pension Plan for Non-Represented Employees, (b) your vested Merck pension benefit that is payable from the Merck qualified retirement plan trust, and (c) your primary Social Security benefit payable at normal retirement age.

If you are in agreement with this modification, please confirm below and return to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Senior Vice President – Human Resources and Chief Human Resources Officer

Agreed to on this     13     day of July 2011

/s/ Caroline Dorsa
Caroline Dorsa

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